Exhibit 99.1

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

This Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including our statements regarding anticipated cost savings arising from the restructuring activities implemented during fiscal 2003; our assumptions underlying our critical accounting determinations concerning revenue, allowances for doubtful accounts, valuation of goodwill, tax allowances and reserves for legal issues; factors that could impact our gross margins; our cost estimates under contracts accounted for using the percentage of completion method; efforts to raise additional financing; commitment of resources, and reduction in operating costs including the possible sale or cessation of certain business segments and the possible further reduction of personnel and suspension of salary increases and capital expenditures. You should not place undue reliance on these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including our good faith assumptions being incorrect, our business expenses being greater than anticipated due to competitive factors or unanticipated development or sales costs; revenues not resulting in the manner anticipated due to a continued slow down in technology spending, particularly in the telecommunications market; our failure to generate investor interest or to sell certain of our assets or business segments. The forward-looking statements may also be impacted by the additional risks faced by us as described in this Report, including those set forth under the section entitled "Factors that May Affect Future Results." All forward-looking statements included in this Report are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

OVERVIEW

8x8, Inc., or 8x8, and its subsidiaries (collectively, the Company) develop and market communication technology and services for internet protocol or, IP, telephony and video applications. The Company was incorporated in California in February 1987, and in December 1996 was reincorporated in Delaware. In August 2000, the Company changed its name from 8x8, Inc. to Netergy Networks, Inc. The Company changed its name back to 8x8, Inc. in July 2001. During the fiscal year ended March 31, 2001, 8x8 formed two subsidiaries, Netergy Microelectronics, Inc. (Netergy) and Centile, Inc. (Centile) and reorganized its operations more clearly along its three product lines. The Company's three product lines are:

  The Packet8 voice and video communications service (Packet8), which enables broadband internet users to add digital voice and video communications services to their high-speed internet connection. Packet8 was launched in November 2002 and enables anyone with high-speed Internet access to sign up for voice over internet protocol (VoIP) and video communications service at http://www.packet8.net. Customers can choose a direct-dial phone number from any of the rate centers offered by the service, and then use an 8x8-supplied terminal adapter to connect any telephone to a broadband internet connection and make or receive calls from a regular telephone number. All Packet8 telephone accounts come with voice mail, caller ID, call waiting, call waiting caller ID, call forwarding, hold, line-alternate, 3-way conferencing, web access to account controls, and real-time online billing. In addition, 8x8 offers a videophone for use with the Packet8 service;

  VoIP semiconductors and related communication software that are used to make IP telephones and to voice-enable cable and digital subscriber line modems, wireless devices, and other broadband technologies, including the voice and videophone endpoints that are currently used by Packet8 and sold by the Company; and

  Hosted iPBX solutions that allow service providers to offer to small and medium-sized businesses over broadband networks the features and functions that a user commonly expects to find in a typical business phone system. A hosted iPBX solution is a software application that implements the functionality of a business phone system over the same data connection that a business uses for connection to the internet.

CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. Note 1 to the consolidated financial statements in Part II, Item 8 of this Report describes the significant accounting policies and methods used in the preparation of our consolidated financial statements.

We have identified the policies below as some of the more critical to our business and the understanding of our results of operations. These policies may involve a higher degree of judgment and complexity in their application and represent the critical accounting policies used in the preparation of our financial statements. Although we believe our judgments and estimates are appropriate and correct, actual future results may differ from our estimates. If different assumptions or conditions were to prevail, the results could be materially different from our reported results. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results.

Use of estimates

The preparation of our consolidated financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and equity and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates, particularly estimates relating to litigation and other contingencies, have a material impact on our financial statements, and are discussed in detail throughout our analysis of the results of operations.

In addition to evaluating estimates relating to the items discussed above, we also consider other estimates, including, but not limited to, those related to bad debts, the valuation of inventories, goodwill, income taxes, and financing operations. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets, liabilities and equity that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions. Additional information regarding risk factors that may impact our estimates is included below under "Factors that May Affect Future Results."

Revenue recognition

Our revenue recognition policies are described in Note 1 to the consolidated financial statements in Part II, Item 8 of this Report. As described below, significant management judgments and estimates must be made and used in connection with the revenue recognized in any accounting period. Material differences may result in the amount and timing of our revenue for any period if our management made different judgments or utilized different estimates.

At the time of each revenue transaction we assess whether the revenue amount is fixed and determinable and whether or not collection is reasonably assured. We assess whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a significant portion of a fee is due after our normal payment terms, which are thirty to ninety days from invoice date, we account for the fee as not being fixed and determinable. In these cases, we recognize revenue as the fees become due. We assess collection based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. We generally do not request collateral from our customers. If we determine that collection of a fee is not reasonably assured, we defer the fee and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of payment.

For arrangements with multiple obligations (for example, undelivered maintenance and support), we allocate revenue to each component of the arrangement using the residual value method based on the fair value of the undelivered elements, which is specific to the Company. This means that we defer revenue from the arranged fee that is equivalent to the fair value of the undelivered elements. Fair values for the ongoing maintenance and support obligations for our technology licenses are based upon separate sales of renewals to other customers or upon renewal rates quoted in the contracts. We base the fair value of services, such as training or consulting, on separate sales of these services to other customers. We recognize revenue for maintenance services ratably over the contract term. Our training and consulting services are billed based on hourly rates and we generally recognize revenue as these services are performed.

For sales generated from long-term contracts, we use the percentage of completion method of accounting. In doing so, management makes important judgments in costs and in measuring progress towards completion. These judgments underlie our determinations regarding overall contract value, contract profitability and timing of revenue recognition. Revenue and cost estimates are revised quarterly based on changes in circumstances, and any losses on contracts are recognized immediately.

If an arrangement includes acceptance criteria, revenue is not recognized until we can objectively demonstrate that the software or service can meet the acceptance criteria or when the customer has signed formal acceptance documentation. If a software license arrangement obligates us to deliver unspecified future products, revenue is recognized on a subscription basis, ratably over the term of the contract.

For all sales, except those completed via the internet, we use either a binding purchase order or other signed agreement as evidence of an arrangement. For sales over the internet, we use a credit card authorization as evidence of an arrangement.

Our ability to enter into revenue generating transactions and recognize revenue in the future is subject to a number of business and economic risks discussed below under "Factors that May Affect Future Results."

Collectibility of accounts receivable

We must make estimates of the collectibility of our accounts receivable. Management specifically analyzes accounts receivable, including historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. The accounts receivable balance was $1.4 million, net of an allowance for doubtful accounts of $141,000 as of March 31, 2003, and one customer represented 30% of our gross accounts receivable. Based upon this customer's past payment history, discussions with the customer and our review of their financial condition, the outstanding balance was considered collectible and therefore no portion of this balance was specifically reserved for at March 31, 2003.

Valuation of inventories

We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by us, additional inventory write-downs may be required.

Valuation of goodwill

We assess the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include the following:

  significant underperformance relative to projected future operating results;

  significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

  significant negative industry or economic trends;

  significant decline in our stock price for a sustained period; and

  our market capitalization relative to net book value.

Goodwill is included in our Centile reporting unit. During our impairment assessment, we compare the carrying value of our Centile reporting unit to its fair value. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value. The fair value for goodwill is determined based on discounted cash flows, market multiples or appraised values, as appropriate.

In the fourth quarter of fiscal 2003, the Company recorded an impairment charge of $1.5 million to write-off its remaining goodwill. The impairment assessment resulted from our plan implemented in the fourth quarter of fiscal 2003 to reduce the workforce of Centile's France office by seventy percent.

Income taxes

As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax expense together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. In the event that we determine that we would be able to realize deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made.

Significant management judgment is required in determining the valuation allowance recorded against our net deferred tax assets, which primarily consist of net operating loss and tax credit carryforwards. We have recorded a valuation allowance of $51 million as of March 31, 2003, due to uncertainties related to our ability to utilize most of our deferred tax assets before they expire. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable.

Litigation

Management's current estimated range of liability related to pending litigation involving the Company is based on claims for which our management can estimate the amount and range of loss. We have recorded the minimum estimated liability related to those claims, where there is a range of loss. At March 31, 2003, liabilities related to litigation matters were not significant. Because of the uncertainties related to both the amount and range of loss on pending litigation, management is unable to make a reasonable estimate of the liability that could result from an unfavorable outcome. As additional information becomes available, we will assess the potential liability, if any, related to our pending litigation and revise our estimates. Such revisions in our estimates of the potential liability could materially impact our results of operation and financial position.

RESULTS OF OPERATIONS

The following table sets forth consolidated statement of operations data for each of the years ended March 31, 2003, 2002, and 2001, expressed as the percentage of our total revenues represented by each item. Cost of product revenues is presented as a percentage of product revenues and cost of license and other revenues is presented as a percentage of license and other revenues. You should read this information in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this Report.

                                                         Year Ended March 31,
                                                      -------------------------
                                                         2003     2002    2001
                                                      ------- -------- --------

Product revenues.....................................     52%     41%     70%
License and other revenues...........................     48%     59%     30%
                                                       ------  -------  -------
          Total revenues.............................    100%    100%    100%
                                                       ------  -------  -------
Cost of product revenues.............................     48%     43%     41%
Cost of license and other revenues...................     29%      2%     32%
                                                       ------  -------  -------
          Total cost of revenues.....................     39%     19%     38%
                                                       ------  -------  -------
          Gross profit...............................     61%     81%     62%
                                                       ------  -------  -------
Operating expenses:
  Research and development...........................     71%     85%    109%
  Selling, general and administrative................     68%     59%     93%
  In-process research and development................     -- %     -- %     25%
  Amortization of intangibles........................     -- %      5%     60%
  Restructuring and other charges....................     31%     -- %    183%
                                                       ------  -------  -------
          Total operating expenses...................    170%    149%    470%
                                                       ------  -------  -------
Loss from operations.................................   (109)%    (68)%   (408)%
Other income, net....................................      5%      7%     14%
Interest expense.....................................     -- %     (6)%     (8)%
                                                       ------  -------  -------
Loss before provision for income taxes...............   (104)%    (67)%   (402)%
Provision for income taxes...........................     -- %     -- %     -- %
                                                       ------  -------  -------
Net loss before extraordinary gain and cumulative
  effect of change in accounting principle ..........   (104)%    (67)%   (402)%
Extraordinary gain on extinguishment of debt, net....     -- %      5%     -- %
Cumulative effect of change in accounting principle..     -- %     -- %     (6)%
                                                       ------  -------  -------
Net loss.............................................   (104)%    (62)%   (408)%
                                                       ======  =======  =======

REVENUES

Product revenues were $5.7 million in fiscal 2003, a decrease of $300,000 from the $6 million reported in fiscal 2002. The decrease in fiscal 2003 was due to a $1.1 million decrease in videoconferencing semiconductor sales, offset by a $300,000 increase in voice over internet protocol (VoIP) semiconductor sales and a $500,000 increase in sales of videophones and media hub systems. The significant decrease in videoconferencing semiconductor revenues was due primarily to a slight decrease in unit shipments, combined with decreases in average selling prices, or ASPs. The decrease in unit shipments of our videoconferencing semiconductors as compared to the prior year is primarily attributable to our announcement during fiscal 2003 of the end of life of our existing videoconferencing semiconductors, as well as the factors set forth below explaining the decline for fiscal 2002 versus fiscal 2001. Our remaining videoconferencing semiconductor customers have been designing out our products in anticipation of the end of life. The increase in VoIP semiconductor sales was attributable to a significant increase in unit shipments, offset by decreases in ASPs. The increase in videophone system sales was attributable to our commencement of sales of these products in the fourth quarter of fiscal 2002, and as a result, fiscal 2003 includes four quarters of sales versus only one quarter of sales in fiscal 2002. The increase in media hub system revenues was attributable to the increase in licenses of our hosted iPBX product.

Product revenues were $6.0 million in fiscal 2002, a decrease of $6.8 million from the $12.8 million reported in fiscal 2001. The decrease in product revenues in fiscal 2002 was due to decreases in sales of video monitoring and consumer videophone systems approximating $1 million, resulting from our decision to terminate further development and sales of these product lines in prior years, a slight decrease in IP telephony semiconductor sales, a $300,000 decrease in media hub system revenues, and a $5.4 million decrease in revenue derived from our videoconferencing semiconductor products. The decrease in media hub system revenues as compared to the prior year period was due primarily to a decline in sales to a significant customer. The significant decrease in videoconferencing semiconductor revenues was due primarily to a significant decrease in unit shipments, offset partially by increases in average selling prices, or ASPs. Factors that contributed to the significant decrease in unit shipments of our videoconferencing semiconductors as compared to the prior year include:

  Increased competition from other developers of semiconductors used in videoconferencing applications;

  The acquisition of two of our customers by a company that appears to have standardized its product development efforts around technology supplied by one or more of our competitors;

  Increased competition from evolving PC-based videoconferencing applications which has resulted in reduced demand for products marketed and sold by our customers that incorporate our videoconferencing semiconductors; and

  Decreased corporate and consumer spending.

License and other revenues were $5.3 million in fiscal 2003, a decrease of $3.3 million from the $8.6 million recorded in fiscal 2002. License and other revenues, the majority of which are considered to be non- recurring in nature, consisted primarily of technology licenses and related maintenance revenues, as well as royalties earned under such licenses. License and other revenues for both fiscal 2003 and 2002 included approximately $1.6 million of non-cash revenue recognition associated with the license of our video monitoring technology to Interlogix in fiscal 2001. The decrease in fiscal 2003 was primarily attributable to:

  A $1.2 million decrease in royalties earned under a license agreement for certain of our video compression technology. Royalty revenue recognized under this agreement totaled $750,000 for fiscal 2003 as compared to approximately $2 million for fiscal 2002. The licensee's obligations to pay royalties on shipments of products that incorporate our technology terminated in the first quarter of fiscal 2003 upon payment of the $750,000;

  A decrease of approximately $1 million in revenues associated with our license of service creation environment (SCE) technology to Lucent and unified messaging technology to Milinx;

  A $1.1 million decrease in license revenue associated with our embedded IP telephony firmware technology, e.g., Veracity VoIP software and Audacity-T2 semiconductor based reference design kits; and

  A decrease of approximately $1.5 million in non-recurring license and maintenance revenues associated with our videoconferencing technology.

These decreases were partially offset by:

  A $380,000 increase in license and maintenance revenues associated with our hosted iPBX product; and

  Approximately $1.1 million of revenues recognized under a contract to develop our next-generation video compression semiconductor product that is accounted for using the percentage of completion method. Profit estimates on this contract are revised periodically based on changes in facts; any loss is required to be recognized immediately. Based on our cost estimates as of March 31, 2003, we recognized a loss approximating $300,000 on this development contract in the quarter ended March 31, 2003, which has been recorded in the Cost of License and Other Revenues line in the consolidated statements of operations. Subsequent changes in our cost estimates could require us to recognize additional losses in a future period as the revenues under this contract are fixed.

License revenues were $8.6 million in fiscal 2002, an increase of $3.2 million from the $5.4 million recognized in fiscal 2001. License and other revenues recognized in fiscal 2002 consisted primarily of technology licenses and related maintenance revenues, as well as royalties earned under such licenses. License and other revenues for fiscal 2001 also included $1.2 million of professional service revenues associated with our Canadian operations. No professional service revenues were recognized in fiscal 2002 due to the elimination of the professional services organization as part of the restructuring of our Canadian operations in the fourth quarter of fiscal 2001. The negative impact of eliminating professional service revenues in fiscal 2002 was more than offset by the following:

  An increase in royalties earned under a license agreement for certain of our video compression technology. Royalty revenue recognized under this agreement approximated $2.0 million for fiscal 2002 as compared to $768,000 for fiscal 2001;

  A $1.3 million increase in license revenue associated with our embedded IP telephony firmware technology;

  The recognition of $309,000 of previously deferred revenue associated with our license of unified messaging technology to Milinx. Also, license revenues in fiscal 2002 included $680,000 of non-recurring revenue associated with the license of our SCE technology to Lucent;

  A $1.6 million increase in revenue in fiscal 2002 associated with the license of our video monitoring technology to Interlogix in fiscal 2001. Recognition of the approximately $3.9 million of revenue ascribed to the license of video monitoring technology to Interlogix had been deferred until we satisfied certain remaining obligations in the quarter ended March 31, 2001. Revenue associated with the license is being recognized ratably over the license term, which expires in May 2003. All cash receipts associated with this license were received in fiscal 2001; and

  A decrease of approximately $700,000 in non-recurring license and maintenance revenues associated with our videoconferencing technology.

Revenues from our ten largest customers in the fiscal years ended March 31, 2003, 2002, and 2001 accounted for approximately 63%, 73%, and 48%, respectively, of our total revenues. Two customers represented more than 10% of our total revenues in fiscal 2003. These customers, GE Interlogix, Inc. and Leadtek Research, Inc. represented 17% and 11% of our total revenues, respectively. Three customers represented more than 10% of our total revenues in fiscal 2002. These customers, ESS Technology, Inc., Leadtek Research, Inc. and GE Interlogix, Inc. represented 13%, 13% and 12% of our total revenues, respectively. During the fiscal year ended March 31, 2001 no customer accounted for 10% or more of total revenues.

Sales to customers outside the United States represented 62%, 61%, and 69%, and of total revenues in the fiscal years ended March 31, 2003, 2002, and 2001, respectively. The following table illustrates our net revenues by geographic area. Revenues are attributed to countries based on the destination of shipment (in thousands):

                                                     Year Ended March 31,
                                             -------------------------------------
                                                2003         2002         2001
                                             -----------  -----------  -----------
United States.............................. $     4,218  $     5,777  $     5,632
Europe.....................................       2,657        4,126        5,862
Taiwan.....................................       1,569        2,026        2,739
Japan......................................         919        1,119        1,188
Other......................................       1,640        1,643        2,807
                                             -----------  -----------  -----------
                                            $    11,003  $    14,691  $    18,228
                                             ===========  ===========  ===========

COST OF REVENUES AND GROSS PROFIT

The cost of product revenues consists of costs associated with system manufacturing, components, semiconductor wafer fabrication, system and semiconductor assembly and testing performed by third-party vendors, and direct and indirect costs associated with purchasing, scheduling, and quality assurance. Gross profit from product revenues was $3 million, $3.4 million, and $7.6 million, for the fiscal years ended March 31, 2003, 2002, and 2001, respectively. Product gross margin was 52%, 57%, and 59% for the fiscal years ended March 31, 2003, 2002, and 2001, respectively.

The $400,000 decrease in gross profit from product revenues was primarily due to a decrease in product revenues primarily attributable to lower ASPs, and a charge of approximately $270,000 for non-cancelable purchase orders for IP telephony semiconductors recorded in the quarter ended March 31, 2003. The decreases in gross profit were partially mitigated by lower costs for our IP telephony semiconductors resulting from a change in suppliers during fiscal 2003.

The $4.1 million decrease in gross profit from fiscal 2001 to fiscal 2002 was due primarily to a significant decrease in sales of our videoconferencing semiconductors and video monitoring systems. Gross profit in fiscal 2002 was also impacted by a decrease in product gross margins due to lower average selling prices realized on sales of our IP telephony semiconductors, and to a lessor extent, an increase in inventory reserves associated with our media hub products in the first quarter of fiscal 2002. The decrease in margins was mitigated to some extent by an increase in average selling prices realized on the sale of our videoconferencing semiconductors and the reversal of $143,000 of reserves associated with our semiconductor products in the fourth quarter of fiscal 2002 due to the sale of inventory that had been specifically reserved for in fiscal 2001.

Gross profit from license and other revenues, which were largely nonrecurring, was $3.8 million, $8.4 million, and $3.7 million, in fiscal 2003, 2002, and 2001, respectively. Associated gross margins were 71%, 98%, and 68% in fiscal 2003, 2002, and 2001. The decrease in gross margin from fiscal 2002 to fiscal 2003 was due primarily to the reduction in license and other revenues, and costs incurred to perform development services under revenue generating contracts in fiscal 2003, which included a loss approximating $300,000 in the quarter ended March 31, 2003. The significant increase in gross margin from fiscal 2001 to fiscal 2002 was due to the elimination of our professional service organization as part of the restructuring of our Canadian operations in the fourth quarter of fiscal 2001.

Our gross margin is affected by a number of factors including product mix, product pricing, the percentage of direct sales and sales to resellers, and manufacturing and component costs. The markets for our products are characterized by falling average selling prices. Average selling prices realized to date for our IP telephony semiconductors have been lower than those historically attained for our videoconferencing semiconductor products, resulting in lower gross margins. We have encountered significant price competition in the markets for our products, and are at a significant disadvantage compared to our competitors, many of whom have substantially greater resources, and therefore may be better able to withstand an extended period of downward pricing pressure. To respond to competitive pricing pressures, we will be required to introduce differentiated products and continue to reduce costs as a means of maintaining or improving our margins. We may not be successful in our development efforts or product cost reduction measures and may face continued erosion of margins.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses consist primarily of personnel, system prototype design and fabrication, mask, prototype wafer, and equipment costs necessary for us to conduct our development efforts. Research and development costs, including software development costs, are expensed as incurred. Research and development expenses were $7.8 million, $12.6 million, and $20 million for fiscal 2003, 2002, and 2001, respectively. The $4.8 million decrease in research and development expenses in fiscal 2003 as compared to fiscal 2002 was due to the following:

  The shift in engineering resources from research and development functions to revenue generating contracts; these costs approximated $1.3 million for fiscal 2003 and were included in cost of license and other revenue;

  Lower compensation costs due to a reduction in research and development personnel as compared to the comparable prior year period;

  Reduced purchases of software and related maintenance contracts;

  Reduced consulting expenses related to our SCE technology;

  Lower depreciation expense due to the retirement of assets; and

  Our overall efforts to reduce discretionary operating costs.

The $7.4 million decrease in research and development expenses during fiscal 2002 as compared to fiscal 2001 was due to the following:

  The elimination of our Canadian operations in the fourth quarter of fiscal 2001. Research and development expenses incurred by our Canadian operations in fiscal 2001 approximated $2.5 million;

  Reductions in research and development personnel staffing levels in the first and second quarters of fiscal 2002;

  Lower tooling and other project related expenses associated with semiconductor and system-level reference design projects in fiscal 2002;

  Lower third-party consulting expenses associated with development of the graphical user interface for our hosted iPBX product;

  A decrease in stock compensation charges of approximately $435,000; and

  Our overall efforts to reduce discretionary operating costs.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

Selling, general, and administrative expenses consist primarily of personnel and related overhead costs for sales, marketing, finance, human resources, and general management. Such costs also include advertising, sales commissions, trade show, and other marketing and promotional expenses. Selling, general, and administrative expenses were $7.4 million, $8.6 million, and $16.9 million in fiscal 2003, 2002, and 2001, respectively. The $1.2 million decrease in selling, general, and administrative expenses in fiscal 2003 as compared to fiscal 2002 was due to the following:

  Reductions in sales, marketing and administrative personnel staffing levels; and

  Lower legal, financial reporting, corporate function, telephone, travel, corporate marketing, public relations and trade show expenditures resulting from our efforts to reduce discretionary operating costs.

The decrease in selling, general, and administrative expenses during fiscal 2002 as compared to fiscal 2001 was due primarily to the reasons set forth above, as well as:

  a $3.7 million decrease due to the elimination of our Canadian operations in the fourth quarter of fiscal 2001; and

  a $325,000 decrease in stock compensation expense.

IN-PROCESS RESEARCH AND DEVELOPMENT AND AMORTIZATION OF INTANGIBLES

We incurred in-process research and development charges of $4.6 million in the second quarter of fiscal 2001 related to the acquisition of U|Force, Inc. (U|Force). Our consolidated financial statements reflect the acquisition of all of the outstanding stock of U|Force, Inc. on June 30, 2000 for a total purchase price of $46.8 million. U|Force, based in Montreal, Canada, was a developer of IP-based software applications and a provider of professional services. U|Force was also developing a Java-based service creation environment (SCE) designed to allow telecommunication service providers to develop, deploy, and manage telephony applications and services to their customers. The purchase price was comprised of 8x8 common stock with a fair value of approximately $38.0 million comprised of: (i) 1,447,523 shares issued at closing of the acquisition, and (ii) 2,107,780 shares to be issued upon the exchange or redemption of the exchangeable shares (the Exchangeable Shares) of Canadian entities held by former employee shareholders or indirect owners of U|Force stock. The Exchangeable Shares held by U|Force employees were subject to certain restrictions, including our right to repurchase the Exchangeable Shares if an employee departed prior to vesting. In addition, we also agreed to issue one share of preferred stock (the Special Voting Share) that provides holders of Exchangeable Shares with voting rights equivalent to the shares of common stock into which their shares are convertible. We also assumed outstanding stock options to purchase shares of U|Force common stock for which the Black-Scholes pricing model value of approximately $6.5 million was included in the purchase price. Direct transaction costs related to the merger were approximately $747,000. Additionally, the Company advanced $1.5 million to U|Force upon signing the acquisition agreement, but prior to the close of the transaction. This amount was accounted for as part of the purchase price. The following table summarizes the composition of the purchase price (in thousands):

Value of common stock and Exchangable Shares issued........... $  38,042
Value of stock otions assumed.................................     6,546
Cash advanced to U|Force prior to closing.....................     1,500
Direct transaction costs......................................       747
                                                                ---------
                                                               $  46,835
                                                                =========

The purchase price was allocated to tangible assets acquired and liabilities assumed based on the book value of U|Force's assets and liabilities, which we believe approximated their fair value. Intangible assets acquired included amounts allocated to U|Force's in-process research and development. The in-process research and development related to U|Force's initial products, the SCE and a unified messaging application, for which technological feasibility had not been established and the technology had no alternative future use. The estimated percentage complete for the unified messaging and SCE products was approximately 44% and 34%, respectively, at June 30, 2000. The fair value of the in-process technology was based on a discounted cash flow model, similar to the traditional "Income Approach," which discounts expected future cash flows to present value, net of tax. In developing cash flow projections, revenues were forecasted based on relevant factors, including estimated aggregate revenue growth rates for the business as a whole, characteristics of the potential market for the technology, and the anticipated life of the technology. Projected annual revenues for the in-process research and development projects were assumed to ramp up initially and decline significantly at the end of the in-process technology's economic life. Operating expenses and resulting profit margins were forecasted based on the characteristics and cash flow generating potential of the acquired in-process technologies. Risks that were considered as part of the analysis included the scope of the efforts necessary to achieve technological feasibility, rapidly changing customer markets, and significant competitive threats from numerous companies. We also considered the risk that if we failed to bring the products to market in a timely manner, it could adversely affect sales and profitability of the combined company in the future. The resulting estimated net cash flows were discounted at a rate of 25%. This discount rate was based on the estimated cost of capital plus an additional discount for the increased risk associated with in-process technology. The value of the acquired U|Force in-process research and development, which was expensed in the second quarter of fiscal 2001, approximated $4.6 million. The excess of the purchase price over the net tangible and intangible assets acquired and liabilities assumed was allocated to goodwill. Amounts allocated to goodwill, the value of an assumed distribution agreement, and workforce were being amortized on a straight-line basis over three, three, and two years, respectively. The allocation of the purchase price was as follows (in thousands):

In-process research and development........................... $   4,563
Distribution agreement........................................     1,053
Workforce.....................................................     1,182
U|Force net tangible assets...................................     1,801
Goodwill......................................................    38,236
                                                                ---------
                                                               $  46,835
                                                                =========

Amortization of goodwill and intangible assets charged to operations was $763,000 and $11 million for the fiscal years ended March 31, 2002 and 2001, respectively. Amortization expense included amounts related to the amortization of goodwill and intangible assets arising from the acquisitions of U|Force in fiscal 2001 and Odisei S.A. in fiscal 2000. Beginning our fiscal year 2003, Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," was adopted, and we ceased to amortize approximately $1.5 million of goodwill, net of amortization, including intangibles related to the acquisition of Odisei S.A. that were classified as goodwill upon the adoption of SFAS No. 142.

RESTRUCTURING AND OTHER CHARGES

2003 Restructuring Actions

During the third and fourth quarters of fiscal 2003, we continued our cost reduction activities to better align expense levels with current revenue levels and ensure conservative spending during the current economic downturn. As a result of these activities, we recorded restructuring and other asset impairment charges of approximately $3.4 million. These charges included severance and benefits of approximately $1.2 million, as we reduced our workforce, under voluntary and involuntary separation plans, by thirty-two employees or thirty percent. The majority of the affected employees were employees of our semiconductor business based in Santa Clara, California, Tempe, Arizona and Marlow, United Kingdom and included employees from sales and marketing and research and development, as well as four executives of the semiconductor business. Severance of approximately $325,000 attributable to involuntary terminations was paid during the year ended March 31, 2003.

We closed our facility in Marlow, United Kingdom, and recorded $434,000 of charges related to the termination of the operating leases for the facility and related services. In addition, we recorded asset impairment charges of $212,000 related to assets in the United Kingdom that were abandoned or disposed of.

We also recorded a charge of approximately $74,000 for our remaining lease liability for office space in Tempe, Arizona that was vacated as a result of the restructuring actions during the fourth quarter.

In the fourth quarter of fiscal 2003, we also implemented a plan to reduce the workforce at our Sophia Antipolis, France office by ten employees or seventy percent. This downsizing and its potential impact on our iPBX business prompted an assessment of the key assumptions underlying our goodwill valuation judgments. As a result of the analysis, we determined that an impairment charge of $1.5 million was required because the estimated fair value of the goodwill was less than the book value of the goodwill that arose from the acquisition of Odisei S.A. in fiscal 2000.

The following table illustrates the charges, credits and balances of the restructuring reserves as of March 31, 2003 and summarizes asset impairment charges (in thousands):

                                     Total        Cash       Non-Cash      Liability at
                                    Charges     Payments      Charges     March 31, 2003
                                  -----------  -----------  -----------  ----------------
Restructuring Charges:
 Severance...................... $     1,177  $    (1,002) $        --  $            175
 Facility related...............         508         (161)        (273)               74
                                  -----------  -----------  -----------  ----------------
   Total restructuring charges..       1,685       (1,163)        (273)              249
                                  -----------  -----------  -----------  ----------------
Asset Impairments:
 Fixed Assets...................         212           --         (212)               --
 Goodwill.......................       1,539           --       (1,539)               --
                                  -----------  -----------  -----------  ----------------
   Total impairment charges.....       1,751           --       (1,751)               --
                                  -----------  -----------  -----------  ----------------
   Total restructuring and
     impairment charges......... $     3,436  $    (1,163) $    (2,024) $            249
                                  ===========  ===========  ===========  ================

We expect annual savings of approximately $3 million related to voluntary and involuntary employee terminations. Future expected cost reductions will be reflected in the Cost of Sales, Selling, General and Administrative, and Research and Development line items in the consolidated statements of operations.

2001 Restructuring Actions

During the fourth quarter of fiscal 2001, after a significant number of employees had resigned, we discontinued our Canadian operations acquired in conjunction with the acquisition of U|Force in June 2000. We closed our offices in Montreal and Hull, Quebec and laid-off all remaining employees resulting in the cessation of the research and development efforts and the sales and marketing and professional services activities associated with the U|Force business. As a result of the restructuring, we recorded a one-time charge of $33.3 million in the quarter ended March 31, 2001. The restructuring and other charges consisted of the following (in thousands):

Employee separation........................................... $     765
Fixed asset losses and impairments............................     2,084
Intangible asset impairments..................................    30,247
Lease obligation and termination..............................       220
                                                                ---------
                                                               $  33,316
                                                                =========

Employee separation costs represent severance payments related to the 96 employees in the Montreal and Hull offices who were laid-off.

The impairment charges for fixed assets of approximately $2.1 million included write-offs of abandoned and unusable assets of approximately $1.4 million, a loss on sale of assets of $567,000, and a charge for assets to be disposed of $172,000. The loss on sale of assets of $567,000 was attributable to the sale of office, computer, and other equipment of the Montreal facility. We received common stock of the purchaser valued at approximately $412,000 as of the date of sale. Fair value of assets to be disposed of was measured based on expected salvage value, less costs to sell. Assets to be disposed of consist of computer equipment with a fair value of $57,000 at March 31, 2001. Substantially all of these assets were liquidated during fiscal 2002.

The impairment charges for intangible assets represented the write-off of the unamortized intangible assets recorded in connection with the acquisition of U|Force. The charges of approximately $30.2 million included: $28.7 million for the goodwill related to the acquisition, $739,000 for the assembled workforce, and $789,000 related to a distribution agreement. The impairments were directly attributable to the cessation of operations in Canada. We performed an evaluation of the recoverability of the intangible assets related to these operations in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The lack of estimated future net cash flows related to the acquired products necessitated an impairment charge to write-off the remaining unamortized goodwill. The distribution agreement asset was written off because we will no longer provide products and services to customers under that agreement.

We terminated the lease for our primary facility in Montreal in March 2001, but we were required to pay rent on the facility through May 31, 2001. We terminated the lease for our facility in Hull, Quebec in fiscal 2002. Accrued obligations related to remaining lease commitments on the Montreal and Hull facilities totaled $212,000 at March 31, 2001. Payments made in fiscal 2002 related to the terminations of the Montreal and Hull facility leases totaled $225,000.

Cash payments related to the restructuring during the quarter ended March 31, 2001, which included all employee separation costs and certain lease termination costs, approximated $920,000.

OTHER INCOME, NET

In fiscal 2003, 2002, and 2001, other income, net, was approximately $600,000, $1.0 million, and $2.6 million, respectively. The decrease in other income, net, in fiscal 2003 compared to fiscal 2002 was due primarily to an approximately $440,000 decrease in interest income resulting from lower average cash and cash equivalent balances and lower interest rates, a $131,000 non-recurring gain realized on the sale of an investment in fiscal 2002, and a $100,000 increase in foreign exchange losses. These decreases were offset by an increase in other income from our former Canadian operations of approximately $175,000. The increase in Canadian other income was primarily attributable to the collection of Canadian research and development and other tax credits in fiscal 2003, which was partially offset by a write off of $92,000, which represented the balance of the cumulative translation adjustment generated from the translation of the financial statements of our Canadian subsidiary. Our Canadian subsidiary has been substantially liquidated. We collected $560,000 of Canadian tax credits in fiscal 2003, but no further refundable tax credits are expected from Canada. Apart from the tax credit receipt in fiscal 2003 and investment gain in 2002 described above, other income, net, consists primarily of interest income earned on our cash and cash equivalents and foreign exchange gains and losses. Interest income has continued to decrease due to significantly lower average cash and cash equivalent balances combined with lower interest rates. See "Item 3. Quantitative And Qualitative Disclosures About Market Risk" elsewhere in this Report for further discussion of our exposure to currency risk.

The decrease in other income, net, in fiscal 2002 compared to fiscal 2001 was due primarily to a significant decrease in interest income resulting from lower average cash and cash equivalent balances and lower interest rates. Gains realized on the sale of investments also decreased by approximately $94,000 in fiscal 2002 as compared to fiscal 2001.

INTEREST EXPENSE

Interest expense in each of the two years ended March 31, 2002 consisted mainly of charges associated with the 4% convertible subordinated debentures, or the Debentures, that we issued in December 1999, including the amortization of the related debt discount and debt issuance costs. We redeemed the Debentures in December 2001. Interest expense for the year ended March 31, 2001 also included approximately $128,000 associated with lease lines of credit and a bank loan assumed as part of the U|Force acquisition. All of the U|Force debt obligations were repaid in the quarter ended March 31, 2001.

PROVISION FOR INCOME TAXES

The provisions of $15,000 and $17,000 for the years ended March 31, 2002 and 2001, respectively, were comprised primarily of certain foreign taxes. We had no provision for the fiscal year ended March 31, 2003. The provision for the year ended March 31, 2002 also reflected a $10,000 refund of U.S. federal income taxes received in fiscal 2002.

At March 31, 2003, we had net operating loss carryforwards for federal and state income tax purposes of approximately $115 million and $42 million, respectively, which expire at various dates beginning in 2005. In addition, at March 31, 2002, we had research and development credit carryforwards for federal and state tax reporting purposes of approximately $3 million and $2.3 million, respectively. The federal credit carryforwards will begin expiring in 2010 while the California credit will carryforward indefinitely. Under the ownership change limitations of the Internal Revenue Code of 1986, as amended, the amount and benefit from the net operating losses and credit carryforwards may be impaired or limited in certain circumstances.

At March 31, 2003 and 2002, we had gross deferred tax assets of approximately $51 million and $47 million. We believe that, based on a number of factors, the weight of objective available evidence indicates that it is more likely than not that we will not be able to realize our deferred tax assets, and a full valuation allowance was recorded at March 31, 2003 and March 31, 2002.

EXTRAORDINARY GAIN

We realized an extraordinary gain of $779,000 in the third quarter of fiscal 2002 resulting from the early extinguishment of our convertible subordinated debentures. See Note 5 to the consolidated financial statements in Part II, Item 8 of this Report for further discussion of this transaction.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

In November 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board reached several conclusions regarding the accounting for debt and equity securities with beneficial conversion features, including a consensus requiring the application of the "accounting conversion price" method, versus the use of the stated conversion price, to calculate the beneficial conversion feature for such securities. The Securities and Exchange Commission (SEC) required companies to record a cumulative catch-up adjustment in the fourth quarter of calendar 2000 related to the application of the "accounting conversion price" method to securities issued after May 21, 1999. Accordingly, we recorded a $1.1 million non-cash expense during the quarter ended December 31, 2000 to account for a beneficial conversion feature associated with Debentures and related warrants issued in December 1999, and we presented it as a cumulative effect of a change in accounting principle as required by the SEC.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2003, we had cash and cash equivalents totaling $3.4 million, representing a decrease of $9 million from March 31, 2002. We currently have no borrowing arrangements.

Cash used in operations of $8.8 million in fiscal 2003 primarily resulted from the net loss of $11.4 million, a $249,000 decrease in accrued compensation, a $1.9 million decrease in deferred revenue, and a $71,000 increase in accounts receivable. Cash used in operations was partially offset by a $298,000 decrease in inventory and non-cash items, including depreciation and amortization of $1.8 million, $2.3 million for the non-cash portion of restructuring and asset impairment charges, and $83,000 related to the provision for inventory. Cash used in investing activities in fiscal 2003 was attributable to purchases of short-term investments of $208,000 and capital expenditures of $137,000, partially offset by proceeds from the sale of equipment of $42,000. Cash provided by financing activities during fiscal 2003 consisted of proceeds of $89,000 resulting from the sale of our common stock to employees through our employee stock purchase and stock option plans.

Cash used in operations of $7.9 million in fiscal 2002 reflected a net loss of $9.1 million, a decrease in accounts payable of $839,000, a decrease in accrued compensation of $610,000, a decrease of $579,000 in other accrued liabilities, a $3.5 million decrease in deferred revenue and a non-cash extraordinary gain of $779,000 due to redemption of the convertible subordinated debentures. Cash used in operations was partially offset by a decrease in accounts receivable of $1.7 million, a $501,000 decrease in inventory, a $1.6 million decrease in other current assets, and non-cash items including depreciation and amortization of $3.9 million. Cash provided by investing activities in fiscal 2002 was attributable to proceeds from the sale of an investment in marketable equity securities of $543,000 and proceeds from the sale of equipment of $116,000, partially offset by capital expenditures of $172,000. Cash used in financing activities during fiscal 2002 consisted of the $4.6 million payment associated with the redemption of the convertible subordinated debentures and certain costs incurred in connection with the redemption, offset partially by proceeds of $335,000 resulting from the sale of our common stock to employees through our employee stock purchase and stock option plans.

Cash used in operations of $24.6 million in fiscal 2001 reflected a net loss of $74.4 million, decreases in accounts payable and accrued compensation of $2.2 million and $623,000, an increase in other current and non- current assets of $1.3 million, and a non-cash adjustment for a gain on sale of investments of $225,000. Cash used in operations was partially offset by cash provided by a decrease in accounts receivable of $851,000, an increase in other accrued liabilities of $378,000, and non-cash items, including restructuring charges of $32.3 million, depreciation and amortization of $14.4 million, in- process research and development of $4.6 million, the cumulative effect of a change in accounting principle of $1.1 million, and stock compensation charges of $753,000. Cash provided by investing activities in fiscal 2001 is primarily attributable to net proceeds from the sale of assets and the license of technology associated with our video monitoring product line of $5.2 million, offset by acquisitions of property and equipment of $6.1 million and cash paid for acquisitions, net, of $558,000. Cash flows from financing activities in fiscal 2000 consisted primarily of proceeds from sales of the Company's common stock totaling $2.8 million, offset by debt repayments of $891,000 and repurchases of common stock and Exchangeable Shares of $514,000. For the year, cash and cash equivalents decreased $24.5 million.

As of March 31, 2003, our principal commitments consisted of obligations outstanding under non-cancelable operating leases. At March 31, 2003, future minimum annual lease payments under noncancelable operating leases, net of sublease income, were as follows (in thousands):

 YEAR ENDING MARCH 31,
 ---------------------
2004.......................................................... $     544
2005..........................................................       280
2006..........................................................        37
                                                                ---------
          Total minimum payments.............................. $     861
                                                                =========

As noted previously, we redeemed our convertible subordinated debentures in December 2001. The consideration included issuing 1,000,000 shares of our common stock to the lenders. We have committed to maintaining the effectiveness of the registration statement filed with the SEC covering the resale of these shares. Should we fail to maintain the effectiveness of the registration statement we may be required to pay cash penalties and redeem all or a portion of the shares at the higher of $0.898 or the market price of our common stock at the time of the redemption which could have a material adverse effect on our cash flows. The value of the shares still held by the lenders of $669,000 at March 31, 2003, based upon the $0.898 per share minimum potential redemption price, is reflected as contingently redeemable common stock in the consolidated balance sheet.

We have sustained net losses and negative cash flows from operations since fiscal 1999 that have been funded primarily through the issuance of equity securities and borrowings. We believe that current cash and cash equivalents, including net cash proceeds of approximately $7.9 million from the August and November 2003 sales of approximately 4.9 million shares of common stock and warrants to purchase approximately 6.0 million shares of common stock, will be sufficient to finance our operations for the next twelve months. However, we are evaluating our cash needs and may pursue additional equity or debt financing in order to achieve our overall business objectives. There can be no assurance that such financing will be available, or, if available, at a price that is acceptable to us. If we issue additional equity or convertible debt securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. Failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending could have an adverse impact on our ability to achieve our longer term business objectives.

RELATED PARTY TRANSACTIONS

During the fourth quarter of fiscal 2000, the Company sold 3.7 million shares of its common stock to STMicroelectronics NV (STM) at a purchase price of $7.50 per share and received net proceeds of $27.7 million. During fiscal 2003, we purchased semiconductors from a subsidiary of STM. Such purchases approximated $550,000. In addition, during fiscal 2003 we contracted with a subsidiary of STM for non-recurring engineering services related to the development of our new semiconductor product. As of March 31, 2003, we had recorded liabilities to STM of $392,000 for semiconductor purchases and purchase commitments and engineering services.

In March 2002 the Board authorized us to open securities trading accounts and make investments of up to $1.0 million on behalf of 8x8, Inc. as directed by our Chairman, Joe Parkinson, Chief Executive Officer, or Chief Financial Officer. Mr. Parkinson has agreed to personally reimburse 8x8 on a quarterly basis for any losses resulting from his trading activities in order to maintain a minimum investment account balance of $1.0 million. The Board has been assured of Mr. Parkinson's ability to cover any such losses; however, should he be unable to do so it could have a material impact on our cash flows and results of operations. As part of the arrangement, our Board has expressed its intent, but not obligation, to pay Mr. Parkinson a quarterly bonus in an amount equal to 25% of the profits attributable to investments made on our behalf by Mr. Parkinson to the extent such a bonus exceeds his salary for the corresponding period. The Company or Mr. Parkinson can terminate this arrangement at any time, subject to the terms of an agreement between 8x8 and Mr. Parkinson. Under the arrangement, we are required to return to Mr. Parkinson the amount representing the increase in value of the investment account over $1.0 million to the extent required to restore replenishment payments made by Mr. Parkinson in prior quarters. Through March 31, 2003, Mr. Parkinson had made cumulative replenishment payments of approximately $137,000 to offset losses incurred. As of March 31, 2003, the investment account balance approximated $1,018,000. Accordingly, we had a payable of approximately $18,000 to Mr. Parkinson at March 31, 2003. As of March 31, 2003, approximately $200,000 of the $1.0 million allocated for such investment activities was invested in marketable equity securities. The remaining $800,000 was invested in money market funds.

RECENT ACCOUNTING PRONOUNCEMENTS

On October 3, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30. SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale and requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (i) can be distinguished from the rest of the entity, and (ii) will be eliminated from the ongoing operations of the entity in a disposal transaction. We adopted SFAS No. 144 in the first quarter of fiscal 2003, and its adoption did not have a material impact on our results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses accounting for restructuring and similar costs. SFAS No. 146 supercedes previous accounting guidance, principally Emerging Issues Task Force Issue (EITF) No. 94- 3. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of the entity's commitment to an exit plan. SFAS No. 146 also requires that the liability be initially measured and recorded at fair value. SFAS No. 146 will be effective for exit or disposal activities that are initiated after December 31, 2002. We adopted SFAS No. 146 in the fourth quarter of fiscal 2003, and its adoption did not have a material impact on our results of operations or financial position.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which expands previously issued accounting guidance and disclosure requirements for certain guarantees. FIN45 requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee. The provision for initial recognition and measurement of the liability will be applied on a prospective basis to guarantees issued or modified after December 31, 2002. We do not expect FIN 45 to have a material impact on our consolidated results of operations or financial position. We have included additional disclosures in accordance with FIN 45 in the footnotes to the consolidated financial statements presented in Part II, Item 8 of this Report.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The additional disclosure requirements of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. We will continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25. We have included additional disclosures in accordance with SFAS No. 148 in the footnotes to the consolidated financial statements presented in Part II, Item 8 of this Report.

FACTORS THAT MAY AFFECT FUTURE RESULTS

We will need to raise additional capital to support our operations, and failure to do so in a timely manner may cause us to implement additional cost reduction strategies

As of March 31, 2003, we had approximately $3.6 million in cash and cash equivalents and short-term investments. The possibility that we will not be able to meet our obligations as and when they become due over the next twelve months raises substantial doubt about our ability to continue as a going concern. Accordingly, we have been pursuing, and will continue to pursue, the implementation of certain cost reduction strategies. Additionally, we are seeking additional financing and evaluating financing alternatives in order to meet our cash requirements for fiscal 2004. We may not be able to obtain additional financing as needed on acceptable terms, or at all, which may require us to further reduce our operating costs and other expenditures, including additional reductions of personnel and capital expenditures. Alternatively, or in addition to such potential measures, we may elect to implement other cost reduction actions as we may determine are necessary and in our best interests, including the possible sale or cessation of certain of our businesses. Any such actions undertaken might limit our opportunities to realize plans for revenue growth and we might not be able to reduce our costs in amounts sufficient to achieve break-even or profitable operations. If we issue additional equity or convertible debt securities to raise funds, the ownership percentage of our existing stockholders would be reduced and they may experience significant dilution. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. If we are not successful in these actions, we may be forced to cease operations.

We have a history of losses and we are uncertain as to our future profitability

We recorded an operating loss of approximately $4 million in the quarter ended March 31, 2003 and we ended the period with an accumulated deficit of $149 million. In addition, we recorded operating losses of $12 million, $10.0 million and $74.5 million for the fiscal years ended March 31, 2003, 2002 and 2001, respectively. We expect that we will continue to incur operating losses for the foreseeable future, and such losses may be substantial. We will need to generate significant revenue growth to achieve an operating profit. Given our history of fluctuating revenues and operating losses, we cannot be certain that we will be able to achieve profitability on either a quarterly or annual basis in the future.

We may not be able to maintain our listing on the Nasdaq SmallCap Market

In April 2002, we were notified by the Nasdaq staff that the bid price for our common stock must close at $1.00 per share or more for a minimum of ten consecutive trading days during the ninety calendar day period ending July 9, 2002 or we might be delisted. As we were not in compliance under the Nasdaq National Market minimum bid price listing standard by July 9, 2002, we transferred to and began trading on the Nasdaq SmallCap Market on July 26, 2002. As a result of our transfer to the Nasdaq SmallCap Market, our delisting determination was extended an additional ninety days until October 7, 2002. Although our common stock did not achieve a closing bid price of $1.00 for at least ten consecutive trading days before October 7, 2002, we met the initial listing criteria for the Nasdaq SmallCap Market as of October 7, 2002. As a result, we remained eligible to be quoted on the Nasdaq SmallCap Market for an additional 180-calendar day grace period, which expired on April 7, 2003, subject to our compliance with the continued listing requirements during the extended grace period. On April 8, 2003, the Nasdaq staff notified us that we have been granted an additional ninety days, or until July 7, 2003 to regain compliance with the minimum bid price listing standard. However, there is no assurance that we will be able to maintain the continued listing requirements, and, as a result, may be delisted from trading on that system. Delisting could reduce the ability of our shareholders to purchase or sell shares as quickly and as inexpensively as they have done historically. For instance, failure to obtain listing on another market or exchange may make it more difficult for traders to sell our securities. Broker-dealers may be less willing or able to sell or make a market in our common stock. Not maintaining a listing on a major stock market may:

  result in a decrease in the trading price of our common stock;

  lessen interest by institutions and individuals in investing in our common stock;

  make it more difficult to obtain analyst coverage; and

  make it more difficult for us to raise capital in the future.

Our stock price has been highly volatile

The market price of the shares of our common stock has been and is likely to be highly volatile. It may be significantly affected by factors such as:

  actual or anticipated fluctuations in our operating results;

  announcements of technical innovations;

  loss of key personnel;

  new products or new contracts by us, our competitors or their customers;

  developments with respect to patents or proprietary rights, general market conditions, changes in financial estimates by securities analysts, and other factors which could be unrelated to, or outside our control; and

  the potential delisting of our common stock.

The stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been initiated against the issuing company. If our stock price is volatile, we may also be subject to such litigation. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would disrupt business and could cause a decline in our operating results. Any settlement or adverse determination in such litigation would also subject us to significant liability.

If we fail to maintain effectiveness of a registration statement for the resale of shares of our common stock issued in connection with the redemption of our previously outstanding convertible debt, we may be forced to pay a cash penalty or redeem all or a portion of the shares, causing our business to suffer

Under the terms of a registration rights agreement we entered into in connection with the redemption of our outstanding convertible debt, we agreed to register the 1,000,000 shares of our common stock issued to the former note holders for resale. If we fail to maintain the effectiveness of the registration statement, we may be required to pay cash penalties and may be required to redeem all or a portion of the shares of common stock held by the former note holders. Under the agreement, the redemption price would be the higher of $0.898 or the market price of our common stock at the time of the redemption. If we are required to pay a cash penalty or to redeem any of the shares, this will deplete our cash reserves, which may cause significant harm to our business, results of operations and financial condition.

The growth of our business and future profitability depends on future IP telephony revenue

We believe that our business and future profitability will be largely dependent on widespread market acceptance of our IP telephony technology and products. Our videoconferencing semiconductor business has not provided sufficient revenues to profitably operate our business, and we have announced the end of life of these products and expect to make our final shipments in the first quarter of fiscal 2004. To date, we have not generated significant revenue from the sale of our IP telephony products and services. If we are not able to generate significant revenues selling into the IP telephony market, our business and operating results would be seriously harmed.

Success of our IP telephony strategy assumes that there will be future demand for IP telephony systems and services. In order for the IP telephony market to continue to grow, several things need to occur. Telephone service providers must continue to invest in the deployment of high speed broadband networks to residential and commercial customers. IP networks must improve quality of service for real-time communications, managing effects such as packet jitter, packet loss, and unreliable bandwidth, so that toll-quality service can be provided. IP telephony equipment must achieve the 99.999% reliability that users of the public switched telephone network have come to expect from their telephone service. IP telephony service providers must offer cost and feature benefits to their customers that are sufficient to cause the customers to switch away from traditional telephony service providers. If any or all of these factors fail to occur, our business may not grow.

Our business has been adversely affected by the downturn in the telecommunications industry and these developments will continue to impact our revenues and operating results

Through the end of 2000, the telecommunications market was experiencing rapid growth spurred by a number of factors including deregulation in the industry, entry of a large number of new emerging service providers, growth in data traffic and the availability of significant capital from the financial markets. In 2001, the telecommunications industry began a reversal of some of these trends, marked by a dramatic reduction in current and projected future capital expenditures by service providers, financial difficulties and, in some cases, bankruptcies experienced by emerging service providers, as well as a sharp contraction in the availability of capital. These conditions caused a substantial reduction in demand for telecommunications equipment and related software, which has had a resulting impact on demand for our IP telephony semiconductor and software products and for our hosted iPBX solution. If our current or potential customers are forced to defer or further curtail their capital spending programs, sales of our hosted iPBX product and Packet8 IP telephone service to telecommunication service providers and sales of our IP telephony semiconductors to manufacturers of telecommunication equipment may continue to be adversely affected, which would negatively impact our business, financial condition, and results of operations. In addition, many of the industries in which telecommunication service providers operate have experienced consolidation. The loss of one or more of our current or potential telecommunication service provider or telecommunication equipment OEM customers, through industry consolidation or otherwise, could reduce or eliminate our sales to such a customer and consequently harm our business, financial condition, and results of operations.

We expect the developments described above to continue to affect our business for at least the next several quarters in the following manner:

  our ability to accurately forecast revenue will be diminished;

  our revenues could be reduced; and

  our losses may increase because operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are and will continue to be fixed in the short-term.

Our business, operating results and financial condition could be materially and adversely impacted by any one or a combination of the above.

Our future operating results may not follow past or expected trends due to many factors and any of these could cause our stock price to fall

Our historical operating results have fluctuated significantly and will likely continue to fluctuate in the future, and a decline in our operating results could cause our stock price to fall. On an annual and a quarterly basis, there are a number of factors that may affect our operating results, many of which are outside our control. These include, but are not limited to:

  changes in market demand;

  the timing of customer orders;

  competitive market conditions;

  lengthy sales cycles and/or regulatory approval cycles;

  new product introductions by us or our competitors;

  market acceptance of new or existing products;

  the cost and availability of components;

  the mix of our customer base and sales channels;

  the mix of products sold;

  the management of inventory;

  the level of international sales;

  continued compliance with industry standards; and

  general economic conditions.

Our gross margin is affected by a number of factors including product mix, the recognition of license and other revenues for which there may be little or no corresponding cost of revenues, product pricing, the allocation between international and domestic sales, the percentages of direct sales and sales to resellers, and manufacturing and component costs. The markets for our products are characterized by falling average selling prices. We expect that, as a result of competitive pressures, our product end of life announcement, and other factors, gross profit as a percentage of revenue for our videoconferencing semiconductor products will continue to decrease. Average selling prices realized to date for our IP telephony semiconductors have been lower than those historically attained for our videoconferencing semiconductor products, resulting in lower gross margins. In the likely event that we encounter significant price competition in the markets for our products, we could be at a significant disadvantage compared to our competitors, many of whom have substantially greater resources, and therefore may be better able to withstand an extended period of downward pricing pressure.

Variations in timing of sales may cause significant fluctuations in future operating results. Because a significant portion of our business may be derived from orders placed by a limited number of large customers, including original equipment manufacturers, the timing of such orders can cause significant fluctuations in our operating results. Anticipated orders from customers may fail to materialize. Delivery schedules may be deferred or canceled for a number of reasons, including changes in specific customer requirements or economic conditions. The adverse impact of a shortfall in our revenues may be magnified by our inability to adjust spending to compensate for such shortfall. Announcements by our competitors or us of new products and technologies could cause customers to defer purchases of our existing products, which would also have a material adverse effect on our business and operating results. As a result of these and other factors, it is likely that in some or all future periods our operating results will be below the expectations of investors, which would likely result in a significant reduction in the market price of our common stock.

We depend on purchase orders from key customers and failure to receive significant purchase orders in the future would cause a decline in our operating results

Historically, a significant portion of our sales has been to relatively few customers, although the composition of these customers has varied. Revenues from our ten largest customers for the fiscal years ended March 31, 2003, 2002 and 2001, accounted for approximately 62%, 73% and 48%, respectively, of total revenues. Substantially all of our product sales have been made, and are expected to continue to be made, on a purchase order basis. None of our customers has entered into a long-term agreement requiring it to purchase our products. In the future, we will need to gain purchase orders for our products to earn additional revenue. Further, substantially all of our license and other revenues are nonrecurring.

The IP telephony market is subject to rapid technological change and we depend on new product introduction in order to maintain and grow our business

IP telephony is an emerging market that is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products, and continuing and rapid technological advancement. To compete successfully in this emerging market, we must continue to design, develop, manufacture, and sell new and enhanced semiconductor and IP telephony software products and services that provide increasingly higher levels of performance and reliability at lower cost. These new and enhanced products must take advantage of technological advancements and changes, and respond to new customer requirements. Our success in designing, developing, manufacturing, and selling such products and services will depend on a variety of factors, including:

  the identification of market demand for new products;

  the scalability of our IP telephony software products;

  product and feature selection;

  timely implementation of product design and development;

  product performance;

  cost-effectiveness of products under development;

  effective manufacturing processes; and

  success of promotional efforts.

Additionally, we may also be required to collaborate with third parties to develop our products and may not be able to do so on a timely and cost-effective basis, if at all. We have in the past experienced delays in the development of new products and the enhancement of existing products, and such delays will likely occur in the future. If we are unable, due to resource constraints or technological or other reasons, to develop and introduce new or enhanced products in a timely manner, if such new or enhanced products do not achieve sufficient market acceptance, or if such new product introductions decrease demand for existing products, our operating results would decline and our business would not grow.

The long and variable sales and deployment cycles for our IP telephony products may cause our revenue and operating results to vary

Our IP telephony software and semiconductor products, including our hosted iPBX, Packet8 telephone service and our Audacity family of semiconductors, have lengthy sales cycles, and we may incur substantial sales and marketing expenses and expend significant management effort without making a sale. A customer's decision to purchase our products often involves a significant commitment of its resources and a lengthy product evaluation and qualification process. We do not possess the capital infrastructure required to invest in extensive marketing or advertising campaigns that may be required in order to sell these products. In addition, the length of our sales cycles will vary depending on the type of customer to whom we are selling and the product being sold. Even after making the decision to purchase our products, our customers may deploy our products slowly. Timing of deployment can vary widely and will depend on various factors, including:

  the size of the network deployment;

  the complexity of our customers' network environments;

  our customers' skill sets;

  the hardware and software configuration and customization necessary to deploy our products; and

  our customers' ability to finance their purchase of our products.

As a result, it is difficult for us to predict the quarter in which our customers may purchase our IP telephony products, and our revenue and operating results may vary significantly from quarter to quarter.

We need to retain key personnel to support our products and ongoing operations

The development and marketing of our IP telephony products will continue to place a significant strain on our limited personnel, management, and other resources. While the pace of economic growth in the San Francisco Bay Area (where our corporate headquarters are located) has slowed, competition for highly-skilled engineering, sales, marketing, and support personnel has remained strong. Our future success depends upon the continued services of our executive officers and other key employees who have critical industry experience and relationships that we rely on to implement our business plan. None of our officers or key employees are bound by employment agreements for any specific term. The loss of the services of any of our officers or key employees could delay the development and introduction of, and negatively impact our ability to sell our products which could adversely affect our financial results and impair our growth. We currently do not maintain key person life insurance policies on any of our employees.

We depend on contract manufacturers to manufacture substantially all of our products, and any delay or interruption in manufacturing by these contract manufacturers would result in delayed or reduced shipments to our customers and may harm our business

We outsource the manufacturing of our semiconductor products to independent foundries and as such do not have internal manufacturing capabilities to meet our customers' demands. We have shifted the manufacture of our voice over IP semiconductors to an affiliate of STMicroelectronics NV, or STM, from Taiwan Semiconductor Manufacturing Corporation, or TSMC. STM or its contract manufacturer, TSMC, will be the sole manufacturer of our semiconductor products. Furthermore, to the extent TSMC is utilized, Taiwan is always subject to geological or geopolitical disturbances that could instantly cut off such supply. We also rely on other third party manufacturers for packaging and testing of our semiconductors.

We do not have long-term purchase agreements with our contract manufacturers or our component suppliers. There can be no assurance that our subcontract manufacturers will be able or willing to reliably manufacture our products, in volumes, on a cost-effective basis or in a timely manner. For our semiconductor products, the time to port our technology to another foundry, the time to qualify the new versions of product, and the cost of this effort as well as the tooling associated with wafer production would have a material adverse effect on our business, operating results, and financial condition. For our consumer videophones, IP telephones and media hub devices that are used with our hosted iPBX and Packet8 voice and video IP telephone service, we rely on the availability of these semiconductor products. These devices are also sourced solely from certain overseas contract manufacturers and partners, and are not available from any other manufacturer.

We may not be able to manage our inventory levels effectively, which may lead to inventory obsolescence that would force us to lower our prices

Our products have lead times of up to several months, and are built to forecasts that are necessarily imprecise. Because of our practice of building our products to necessarily imprecise forecasts, it is likely that, from time to time, we will have either excess or insufficient product inventory. Excess inventory levels would subject us to the risk of inventory obsolescence and the risk that our selling prices may drop below our inventory costs, while insufficient levels of inventory may negatively affect relations with customers. For instance, our customers rely upon our ability to meet committed delivery dates, and any disruption in the supply of our products could result in legal action from our customers, loss of customers or harm to our ability to attract new customers. Any of these factors could have a material adverse effect on our business, operating results, and financial condition.

If our products do not interoperate with our customers' networks, orders for our products will be delayed or canceled and substantial product returns could occur, which could harm our business

Many of the potential customers for our hosted iPBX product and Packet8 voice and video IP telephone service have requested that our products and services be designed to interoperate with their existing networks, each of which may have different specifications and use multiple standards. Our customers' networks may contain multiple generations of products from different vendors that have been added over time as their networks have grown and evolved. Our products must interoperate with these products as well as with future products in order to meet our customers' requirements. In some cases, we may be required to modify our product designs to achieve a sale, which may result in a longer sales cycle, increased research and development expense, and reduced operating margins. If our products do not interoperate with existing equipment or software in our customers' networks, installations could be delayed, orders for our products could be canceled or our products could be returned. This could harm our business, financial condition, and results of operations. Our Packet8 telephone service depends on the availability of third party network service providers that provide telephone numbers and PSTN call termination and origination services for our customers. Many of these network service providers are financially affected by the downturn in the telecommunications industry and may be forced to terminate the services that we depend on. The time to interface our technology to another network service provider, if available, and qualify this new service could have a material adverse effect on our business, operating results, and financial condition.

We may have difficulty identifying the source of the problem when there is a problem in a network

Our hosted iPBX and Packet8 IP telephone service must successfully integrate with products from other vendors, such as gateways to traditional telephone systems. As a result, when problems occur in a network, it may be difficult to identify the source of the problem. The occurrence of hardware and software errors, whether caused by our hosted iPBX solution, Packet8 service or another vendor's products, may result in the delay or loss of market acceptance of our products and any necessary revisions may force us to incur significant expenses. The occurrence of some of these types of problems may seriously harm our business, financial condition and results of operations.

Intense competition in the markets in which we compete could prevent us from increasing or sustaining our revenue and prevent us from achieving profitability

We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies. If our competitors successfully introduce new products or enhance their existing products, this could reduce the sales or market acceptance of our products and services, increase price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing, and customer support. We may not have sufficient resources to make these investments or to make the technological advances necessary to be competitive, which in turn will cause our business to suffer.

In addition, our focus on developing a range of technology products, including semiconductors and related embedded software, hosted iPBX solutions, and the Packet8 telephone service products, places a significant strain on our research and development resources. Competitors that focus on one aspect of technology, such as software or semiconductors, may have a considerable advantage over us. In addition, many of our current and potential competitors have longer operating histories, are substantially larger, and have greater financial, manufacturing, marketing, technical, and other resources. For example, certain competitors in the market for our semiconductor products maintain their own semiconductor foundries and may therefore benefit from certain capacity, cost and technical advantages. Many also have greater name recognition and a larger installed base of products than we have. Competition in our markets may result in significant price reductions. As a result of their greater resources, many current and potential competitors may be better able than us to initiate and withstand significant price competition or downturns in the economy. There can be no assurance that we will be able to continue to compete effectively, and any failure to do so would harm our business, operating results, and financial condition.

If we do not develop and maintain successful partnerships for IP telephony products, we may not be able to successfully market our solutions

We are entering into new market areas and our success is partly dependent on our ability to forge new marketing and engineering partnerships. IP telephony communication systems are extremely complex and few, if any, companies possess all the required technology components needed to build a complete end to end solution. We will likely need to enter into partnerships to augment our development programs and to assist us in marketing complete solutions to our targeted customers. We may not be able to develop such partnerships in the course of our product development. Even if we do establish the necessary partnerships, we may not be able to adequately capitalize on these partnerships to aid in the success of our business.

Inability to protect our proprietary technology or our infringement of a third party's proprietary technology would disrupt our business

We rely in part on trademark, copyright, and trade secret law to protect our intellectual property in the United States and abroad. We seek to protect our software, documentation, and other written materials under trade secret and copyright law, which afford only limited protection. We also rely in part on patent law to protect our intellectual property in the United States and internationally. We hold fifty-four United States patents and have a number of United States and foreign patent applications pending. We cannot predict whether such pending patent applications will result in issued patents. We may not be able to protect our proprietary rights in the United States or internationally (where effective intellectual property protection may be unavailable or limited), and competitors may independently develop technologies that are similar or superior to our technology, duplicate our technology or design around any patent of ours. We have in the past licensed and in the future expect to continue licensing our technology to others; many of who are located or may be located abroad. There are no assurances that such licensees will protect our technology from misappropriation. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of management time and resources and could have a material adverse effect on our business, financial condition, and operating results. Any settlement or adverse determination in such litigation would also subject us to significant liability.

There has been substantial litigation in the semiconductor, electronics, and related industries regarding intellectual property rights, and from time to time third parties may claim infringement by us of their intellectual property rights. Our broad range of technology, including systems, digital and analog circuits, software, and semiconductors, increases the likelihood that third parties may claim infringement by us of their intellectual property rights. If we were found to be infringing on the intellectual property rights of any third party, we could be subject to liabilities for such infringement, which could be material. We could also be required to refrain from using, manufacturing or selling certain products or using certain processes, either of which could have a material adverse effect on our business and operating results. From time to time, we have received, and may continue to receive in the future, notices of claims of infringement, misappropriation or misuse of other parties' proprietary rights. There can be no assurance that we will prevail in these discussions and actions or that other actions alleging infringement by us of third party patents will not be asserted or prosecuted against the Company.

We rely upon certain technology, including hardware and software, licensed from third parties. There can be no assurance that the technology licensed by us will continue to provide competitive features and functionality or that licenses for technology currently utilized by us or other technology which we may seek to license in the future will be available to us on commercially reasonable terms or at all. The loss of, or inability to maintain existing licenses could result in shipment delays or reductions until equivalent technology or suitable alternative products could be developed, identified, licensed and integrated, and could harm our business. These licenses are on standard commercial terms made generally available by the companies providing the licenses. The cost and terms of these licenses individually are not material to our business.

The failure of IP networks to meet the reliability and quality standards required for voice and video communications could render our products obsolete

Circuit-switched telephony networks feature very high reliability, with a guaranteed quality of service. In addition, such networks have imperceptible delay and consistently satisfactory audio quality. Emerging broadband IP networks, such as LANs, WANs, and the internet, or emerging last mile technologies such as cable, digital subscriber lines, and wireless local loop, may not be suitable for telephony unless such networks and technologies can provide reliability and quality consistent with these standards.

Our products must comply with industry standards, FCC regulations, state, country-specific and international regulations, and changes may require us to modify existing products

In addition to reliability and quality standards, the market acceptance of telephony over broadband IP networks is dependent upon the adoption of industry standards so that products from multiple manufacturers are able to communicate with each other. Our IP telephony products rely heavily on standards such as SIP, H.323, MGCP and Megaco to interoperate with other vendors' equipment. There is currently a lack of agreement among industry leaders about which standard should be used for a particular application, and about the definition of the standards themselves. These standards, as well as audio and video compression standards, continue to evolve. We also must comply with certain rules and regulations of the Federal Communications Commission (FCC) regarding electromagnetic radiation and safety standards established by Underwriters Laboratories, as well as similar regulations and standards applicable in other countries. Standards are continuously being modified and replaced. As standards evolve, we may be required to modify our existing products or develop and support new versions of our products. The failure of our products to comply, or delays in compliance, with various existing and evolving industry standards could delay or interrupt volume production of our IP telephony products, which would have a material adverse effect on our business, financial condition and operating results.

Future legislation or regulation of the internet and/or voice and video over IP services could restrict our business or increase our cost of doing business

At present there are few laws, regulations or rulings that specifically address access to or commerce on the internet, including IP telephony. We are unable to predict the impact, if any, that future legislation, legal decisions or regulations concerning the internet may have on our business, financial condition, and results of operations. Regulation may be targeted towards, among other things, assessing access or settlement charges, imposing taxes related to internet communications, imposing tariffs or regulations based on encryption concerns or the characteristics and quality of products and services, imposing regulations and requirements related to the handling of emergency 911 services, any of which could restrict our business or increase our cost of doing business. The increasing growth of the broadband IP telephony market and popularity of broadband IP telephony products and services heighten the risk that governments or other legislative bodies will seek to regulate broadband IP telephony and the internet. In addition, large, established telecommunication companies may devote substantial lobbying efforts to influence the regulation of the broadband IP telephony market, which may be contrary to our interests. Recent federal legislation provides for a significant deregulation of the U.S. telecommunications industry, including the local exchange, long distance and cable television industries. This legislation remains subject to judicial review and additional Federal Communications Commission, or FCC, rulemaking. As a result, we cannot predict the legislation's effect on our future operations. Many regulatory actions are under way or are being contemplated by federal and state authorities regarding important items. These actions could have a material adverse effect on our business, financial condition and operating results.

Potential regulation of internet service providers could adversely affect our operations

To date, the FCC has treated internet service providers as data service providers. Data service providers are currently exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. The FCC is currently examining the status of internet service providers and the services they provide. If the FCC were to determine that internet service providers, or the services they provide, are subject to FCC regulation, including the payment of access charges and contribution to the universal service funds, it could have a material adverse effect on our business, financial condition and operating results.

The Company may lose customers if it experiences system failures that significantly disrupt the availability and quality of the services that it provides

The operation of our Packet8 voice and video service depends on our ability to avoid and mitigate any interruptions in service or reduced capacity for customers. Interruptions in service or performance problems, for whatever reason, could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new ones. In addition, because our services may be critical to the businesses of our customers, any significant interruption in service could result in lost profits or other loss to our customers. Although we attempt to disclaim liability in our service agreements, a court might not enforce a limitation on liability, which could expose us to financial loss. In addition, we may provide our customers with guaranteed service level commitments. If we are unable to meet these guaranteed service level commitments as a result of service interruptions, we may be obligated to provide credits, generally in the form of free service for a short period of time, to our customers, which could negatively affect our operating results.

The failure of any equipment or facility on our network, or those of our partners or customers, could result in the interruption of customer service until necessary repairs are made or replacement equipment is installed. Network failures, delays and errors could also result from natural disasters, terrorist acts, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays, service interruptions, expose us to customer liability or require expensive modifications that could have a material adverse effect on our business, financial condition and operating results.

Intellectual property and proprietary rights of others could prevent us from using necessary technology to provide IP voice and video services

While we do not know of any technologies that are patented by others that we believe are necessary for us to provide our services, this necessary technology may in fact be patented by other parties either now or in the future. If this technology were held under patent by another person, we would have to negotiate a license for the use of that technology. We may not be able to negotiate such a license at a price that is acceptable. The existence of such a patent, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using the technology and offering products and services incorporating the technology.

We may transition to smaller geometry process technologies and higher levels of design integration, which could disrupt our business

We continuously evaluate the benefits, on an integrated circuit, product-by-product basis, of migrating to smaller geometry process technologies in order to reduce costs related to the development and production of our semiconductors or to improve their performance. We believe that the transition of our products to increasingly smaller geometries will be important for us to remain competitive. We have in the past experienced difficulty in migrating to new manufacturing processes - which has resulted and could continue to result in reduced yields, delays in product deliveries, and increased expense levels. Moreover, we are dependent on relationships with our foundry and their partners to migrate to smaller geometry processes successfully. If any such transition is substantially delayed or inefficiently implemented, we may experience delays in product introductions and incur increased expenses. As smaller geometry processes become more prevalent, we expect to integrate greater levels of functionality, as well as customer and third party intellectual property, into our products. We cannot predict whether higher levels of design integration or the use of third party intellectual property will adversely affect our ability to deliver new integrated products on a timely basis, or at all.

If we discover product defects, we may have product- related liabilities which may cause us to lose revenues or delay market acceptance of our products

Products as complex as those we offer frequently contain errors, defects, and functional limitations when first introduced or as new versions are released. We have in the past experienced such errors, defects or functional limitations. We sell products into markets that are extremely demanding of robust, reliable, fully functional products. Therefore, delivery of products with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such products, which could damage our credibility with our customers and adversely affect our ability to retain our existing customers and to attract new customers. Moreover, such errors, defects or functional limitations could cause problems, interruptions, delays or a cessation of sales to our customers. Alleviating such problems may require significant expenditures of capital and resources by us. Despite our testing, our suppliers or our customers may find errors, defects or functional limitations in new products after commencement of commercial production. This could result in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from our other development efforts, product repair or replacement costs, claims by our customers or others against us, or the loss of credibility with our current and prospective customers.

We have significant international operations, which subject us to risks that could cause our operating results to decline

Sales to customers outside of the United States during the years ended March 31, 2003, 2002 and 2001 were 62%, 61% and 69% of total revenues, respectively. The following table illustrates our net revenues by geographic area. Revenues are attributed to countries based on the destination of shipment (in thousands):

                                                     Year Ended March 31,
                                             -------------------------------------
                                                2003         2002         2001
                                             -----------  -----------  -----------
United States.............................. $     4,218  $     5,777  $     5,632
Europe.....................................       2,657        4,126        5,862
Taiwan.....................................       1,569        2,026        2,739
Japan......................................         919        1,119        1,188
Other......................................       1,640        1,643        2,807
                                             -----------  -----------  -----------
                                            $    11,003  $    14,691  $    18,228
                                             ===========  ===========  ===========

Substantially all of our current semiconductor and system- level products are, and substantially all of our future products will be, manufactured, assembled, and tested by independent third parties in foreign countries. International sales and manufacturing are subject to a number of risks, including general economic conditions in regions such as Asia, changes in foreign government regulations and telecommunication standards, export license requirements, tariffs and other trade barriers, potentially adverse tax consequences, fluctuations in currency exchange rates, greater difficulty in collecting accounts receivable and longer collection periods, the impact of recessions in economies outside of the United States, and difficulty in staffing and managing foreign operations. We are also subject to geopolitical risks, such as political, social, and economic instability, potential hostilities, and changes in diplomatic and trade relationships, in connection with our international operations. Taiwan in particular is subject to a high rate of natural disasters, such as earthquakes or typhoons, which could have significant impact on our suppliers and customers due to a delay in operations within that country. In addition, Taiwan's tenuous relationship with mainland China is a source of continuing concern due to potential hostilities. A significant decline in demand from foreign markets could have a material adverse effect on our business, operating results, and financial condition.

The location of our headquarters facility subjects us to the risk of earthquakes

Our corporate headquarters is located in the San Francisco Bay area of Northern California, a region known for seismic activity. A significant natural disaster, such as an earthquake, could have a material adverse impact on our business, operating results, and financial condition.

We may face interruption of production and services due to increased security measures in response to recent and potential future terrorist activities

Our business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists' activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or stopped altogether. Further delays or stoppages in transportation, mail, financial or other services, particularly any such delays or stoppages which harm our ability to obtain an adequate supply of products from our independent suppliers, could harm our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the terrorist activities and potential activities. We may also experience delays in receiving payments from customers that have been affected by the terrorist activities and potential activities. The United States economy in general is being adversely affected by terrorist activities and potential terrorist activities. Any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business. Moreover, we cannot determine whether other attacks may occur in the future and the effects of such attacks on our business.

These risk factors could cause actual results to differ materially from the results anticipated in forward-looking statements

The reports that we file with the SEC and our other communications may contain forward-looking statements that involve risks and uncertainties. We consider forward-looking statements to be those statements that describe intentions, beliefs, and current expectations with respect to future operating performance. Our actual results could differ materially from those anticipated in our forward-looking statements as a result of certain factors.